Exhibit (a)(1)(iv)

FORM OF EMAIL NOTIFICATION TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, RETIREMENT PLAN TRUSTEES AND OTHER NOMINEES REGARDING THE SPECIAL REPURCHASE OFFER BY

Rydex Capital Partners SPhinX Fund

TO REPURCHASE UP TO 100% OF ITS

SHARES OF BENEFICIAL INTEREST (“SHARES”) AT THEIR NET ASSET VALUE PER SHARE IN CASH

Rydex SPhinX Special Repurchase Offer Dated April 25, 2006:

In an effort to keep our Financial Intermediary partners informed of the details surrounding the latest Special Repurchase Offer, we hope you find the included information beneficial in assisting your clients.

The basics are as follows:

*                                         The Special Repurchase Offer materials will be mailed to shareholders of record as of April 3, 2006 at the address of record on file, unless a Financial Intermediary requested otherwise prior to the mailing.

*                                         The Special Repurchase Offer will be open from April 25, 2006 until 12:00 midnight Eastern Time on May 22, 2006 (the “Expiration Date”). All requests must be received, not mailed or postmarked, prior to the Expiration Date for shares to be accepted for repurchase.

*                                         After the Expiration Date, all shareholders whose shares are accepted by the Fund for repurchase will receive payment of the Special Repurchase Offer Proceeds on or about May 30, 2006.

*                                         May 25, 2006 is the Net Asset Value Determination Date for the Special Repurchase Offer.

*                                         On or about May 30, 2006, the Fund will have the finalized NAV for May 25, 2006. If the finalized NAV is different than the indicative NAV calculated on May 25, 2006, adjustments will be made to the underlying accounts and checks will be mailed or sent via ACH in accordance with bank instructions, unless other arrangements have been established by a Financial Intermediary.

Attached you will find two copies of the Special Repurchase Offer materials.

*                                         The first copy (RCP SPhinX TO 052506) is sent directly to shareholders, unless the Fund was instructed otherwise.

*                                         The second copy (RCP SPhinX TO Intermediary 052506) is distributed electronically only to Financial Intermediaries. The second copy includes sample correspondence for your use with your clients.

Please let me know if you have any questions regarding the Special Repurchase Offer.

Thank you for your continued interest in the Rydex SPhinX Fund.

Brian Frambes

Director of Operations

Rydex Capital Partners

9601 Blackwell Rd, Suite 500

Rockville MD  20850

301 296 5194